Exhibit 10.7

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into this _____________________, by and between _____________________ (the “Indemnified Party”) and PUBLIX SUPER MARKETS, INC., a Florida corporation (the “Corporation”).
W I T N E S S E T H:
WHEREAS, it is essential to the Corporation to retain and attract as trustees of its qualified plans the most capable persons available; and
WHEREAS, the substantial increase in litigation subjects trustees to expensive litigation risks at the same time that the availability of liability insurance is severely limited; and
WHEREAS, the Indemnified Party does not regard insurance, if any, as adequate in the present circumstances, and considers it necessary and desirable to Indemnified Party’s continued service as a Trustee of the Publix Super Markets, Inc. Employee Stock Ownership Plan and Trust (the “Plan”) to have adequate protection, and the Corporation desires the Indemnified Party to continue to serve in such capacity and to have such protection.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, it is hereby agreed as follows:
1.Indemnification Generally.
(a)Grant of Indemnity.
(i)Subject to and upon the terms and conditions of this Agreement, the Corporation shall indemnify and hold harmless the Indemnified Party, his/her heirs, executors, administrators or assigns, to the fullest extent permitted by applicable law, in respect of any and all costs, claims, losses, damages and expenses that may be incurred or suffered by the Indemnified Party as a result of or arising out of prosecuting, defending, settling, investigating, being a witness in, participating in as a party or preparing to defend in connection with:
(1)any threatened, pending or completed claim, demand, inquiry, investigation, action, suit or proceeding, whether formal or informal, or whether brought by or in the right of the Corporation, by a stockholder or an employee of the Corporation or one of the Corporation’s subsidiaries, or by a Plan participant or beneficiary, or otherwise, and whether of a civil, criminal, administrative or investigative nature, in which the Indemnified Party may be or may have been involved as a party or otherwise, arising out of the fact that the Indemnified Party is or was a Trustee of the Plan or any successor or replacement plan;
(2)any attempt (regardless of its success) by any person to charge or cause the Indemnified Party to be charged with wrongdoing or with financial responsibility for damages arising out of or incurred in connection with the matters indemnified against in this Agreement;
(3)any expense, interest, assessment, fine, tax (including an excise tax), penalties, judgment or settlement payment arising out of or incident to any of the matters indemnified against in this Agreement, including without limitation reasonable fees and disbursements of legal counsel, legal assistants, experts, accountants, consultants and investigators (before and at trial, in appellate proceedings and otherwise); or
(4)any federal, state, local, or foreign taxes imposed or sought to be imposed on the Indemnified Party as a result of the actual or deemed receipt of any payments under this Agreement.
(ii)The obligation of the Corporation under this Agreement is not conditioned in any way on any attempt by the Indemnified Party to collect from an insurer any amount under a liability insurance policy.
(iii)Except as otherwise provided in Section 1(a)(iv), in no case shall any indemnification be provided under this Agreement to the Indemnified Party by the Corporation:
(1)in any action or proceeding brought by or in the name or interest of the Indemnified Party against the Corporation except for an action to enforce or interpret this Agreement or for an action or proceeding that the Corporation has joined in or consented to the initiation of;

(2)in any action or proceeding brought by the Corporation against the Indemnified Party, which action is initiated at the direction of the Board of Directors of the Corporation; or
(3)for any “Nonindemnifiable Conduct” (as such term is defined in Section 1(g)(ii)), but no limitation contained in this Section 1(a)(iii)(3) shall prohibit or otherwise restrict, or provide the Corporation with a basis to withhold payments with respect to, the indemnification of the Indemnified Party (subject to the repayment provisions of Section l(g)) unless and until it is determined by a court of competent jurisdiction from which no appeal may be taken that the Indemnified Party’s actions or omissions constitute such “Nonindemnifiable Conduct.”
(iv)Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party has been successful on the merits or otherwise in defense of any action or proceeding, or in defense of any claim, issue or matter therein, including dismissal without prejudice, the Indemnified Party shall be indemnified against any and all expenses incurred in connection therewith.
(v)The Corporation shall also indemnify the Indemnified Party against any and all expenses actually and reasonably incurred and, if requested in writing by the Indemnified Party, shall (within thirty days of such request) advance such expenses to the Indemnified Party involving (a) the interpretation or enforcement of the rights of the Indemnified Party under this Agreement or any other agreement or Corporation bylaw now or hereafter in effect relating to actions or proceedings for indemnification and/or (b) recovery by the Indemnified Party under any directors’, officers’ and/or fiduciaries’ liability insurance policies maintained by the Corporation or the Plan, regardless of whether the Indemnified Party ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery, as the case may be.
(b)Claims for Indemnification.
(i)Whenever any claims shall arise for indemnification under this Agreement, the Indemnified Party shall notify the General Counsel of the Corporation as soon as practicable and in any event within 30 days after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim. The notice shall specify all facts known to the Indemnified Party giving rise to such indemnification right and the amount or an estimate of the amount of liability (including estimated expenses), to the extent reasonably estimable by the Indemnified Party, arising therefrom. A delay by the Indemnified Party in providing such notice shall not relieve the Corporation from its obligations under this Agreement unless and only to the extent that the Corporation is materially and adversely affected by the delay.
(ii)Any indemnification required under this Agreement shall be made promptly after receipt by the Corporation of the written notification specified in Section l(b)(i) and a determination of the amount required to be indemnified. The provisions of this Section 1(b)(ii) shall not override or otherwise limit the right of the Indemnified Party to be indemnified with respect to expenses incurred with respect to a Third Party Claim (as such term is defined in Section 1(c)(i)) in accordance with the provisions of Section 1(c)(ii).
(iii)If so requested by an Indemnified Party, the Corporation shall advance, to the fullest extent permitted by applicable law, any and all expenses incurred by the Indemnified Party in connection with any action or proceeding to the Indemnified Party (an “Expense Advance”), and such advancement shall be made as soon as reasonably practicable after, but in any event no later than thirty days, after the receipt by the Corporation of a written statement or statements requesting such advances from time to time. The Corporation shall continue to make such payments unless and until there has been a determination by a court of competent jurisdiction from which no appeal may be taken establishing that the Indemnified Party is not entitled to be indemnified for such expenses under this Agreement.
(c)Rights to Defend or Settle: Third Party Claims, etc.
(i)If the facts giving rise to any indemnification right under this Agreement shall involve any actual or threatened claim or demand against the Indemnified Party, or any possible claim by the Indemnified Party against any third party, such claim shall be referred to as a “Third Party Claim.” If the Corporation provides the Indemnified Party with an agreement in writing in form and substance satisfactory to the Indemnified Party and his/her counsel, agreeing to indemnify, defend or prosecute and hold the Indemnified Party harmless from all costs and liability arising from any Third Party Claim (an “Agreement of Indemnity”), and demonstrating to the satisfaction of the Indemnified Party the financial wherewithal to accomplish such indemnification, the Corporation may at its own expense undertake full responsibility for the defense or prosecution of such Third Party Claim. The Corporation may contest or settle any such Third Party Claim for money damages on such terms and conditions as it deems appropriate but shall be obligated to consult in good faith with the Indemnified Party and not to contest or settle any Third Party Claim involving injunctive or equitable relief against or affecting the Indemnified Party or his/her properties or assets without the prior written consent of the Indemnified Party, such consent not to be withheld unreasonably. The Indemnified Party may participate at his/her own expense and with his/her own counsel in defense or prosecution of a Third Party Claim pursuant to this Section 1(c)(i), and such participation shall not relieve the Corporation of its obligation to indemnify the Indemnified Party under this Agreement; provided that if the Indemnified Party or counsel selected by the Corporation shall have reasonably concluded that there may be a conflict of interest between the Corporation and/or the Plan, on the one hand, and the Indemnified Party, on the other hand, then the fees and expenses related to the Indemnified Party’s other counsel shall be subject to indemnification by the Corporation under this Agreement.
(ii)If the Corporation fails to deliver a satisfactory Agreement of Indemnity and evidence of financial wherewithal within 10 days after receipt of notice pursuant to Section l(b), the Indemnified Party may contest or settle the Third Party Claim on such terms as he/she sees fit but shall not reach a settlement with respect to the payment of money damages without consulting in good faith with the Corporation. The Corporation may participate at its own expense and with its own counsel in defense or prosecution of a Third Party Claim pursuant to this Section l(c)(ii), but any such participation shall not relieve the Corporation of its obligations to indemnify the Indemnified Party under this Agreement. All expenses (including attorneys’ fees) incurred in defending or prosecuting any Third Party Claim shall be paid promptly by the Corporation as the suit or other matter is proceeding, upon the submission of bills therefor or other satisfactory evidence of such expenditures during the pendency of any matter as to which indemnification is or may be available under this Agreement. The failure to make such payments within 10 days after submission of evidence of those expenses shall constitute a breach of a material obligation of the Corporation under this Agreement.
(iii)If by reason of any Third Party Claim a lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnified Party, the Corporation shall promptly furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution.
(iv)The Indemnified Party shall cooperate in the defense of any Third Party Claim that is controlled by the Corporation, but the Indemnified Party shall continue to be entitled to indemnification and reimbursement for all costs and expenses incurred by him/her in connection therewith as provided in this Agreement.
(d)Cooperation. The parties to this Agreement shall execute such powers of attorney as may be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may be reasonably related to any such claim or action, shall provide to the counsel, accountants and other representatives of each party access during normal business hours to all properties, personnel, books, records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may be reasonably requested (certified, if requested).
(e)Choice of Counsel. In all matters as to which indemnification is or may be available to the Indemnified Party under this Agreement, the Indemnified Party shall be free to choose and retain counsel, provided that the Indemnified Party shall secure the prior written consent of the Corporation as to such selection, which consent shall not be unreasonably withheld.
(f)Consultation. If the Indemnified Party desires to retain the services of an attorney prior to the determination by the Corporation as to whether it will undertake the defense or prosecution of the Third Party Claim as provided in Section 1(c), the Indemnified Party shall notify the Corporation of such desire in the notice delivered pursuant to Section l(b)(i), and such notice shall identify the counsel to be retained. The Corporation shall then have seven days within which to advise the Indemnified Party whether it will assume the defense or prosecution of the Third Party Claim in accordance with Section 1(c)(i). If the Indemnified Party does not receive an affirmative response within such seven-day period, he/she shall be free to retain counsel of his/her choice, and the indemnity provided in Section l(a) shall apply to the reasonable fees and disbursements of such counsel incurred after the expiration of such seven-day period. Any fees or disbursements incurred prior to the expiration of such seven-day period shall not be covered by the indemnity of Section 1(a), except to the extent that representation prior to the expiration of the seven-day period is necessary to protect any material interests of the Indemnified Party.
(g)Repayment.
(i)Notwithstanding the other provisions of this Agreement to the contrary, if the Corporation has incurred any cost, damage or expense under this Agreement paid to or for the benefit of the Indemnified Party and it is determined by a court of competent jurisdiction from which no appeal may be taken that the Indemnified Party’s actions or omissions constitute “Nonindemnifiable Conduct” as that term is defined in Section l(g)(ii), the Indemnified Party shall and does hereby undertake in such circumstances to reimburse the Corporation for any and all such amounts previously paid to or for the benefit of the Indemnified Party. Such reimbursement shall be without interest, except that interest calculated as provided in Section 5(e)(ii) shall begin to accrue 20 days after such a determination of Nonindemnifiable Conduct.
(ii)For these purposes, “Nonindemnifiable Conduct” shall mean an action or omission of the Indemnified Party material to the cause of action to which the indemnification under this Agreement relates, which action or omission is determined to involve:
(1)a violation of the criminal law, unless the Indemnified Party had reasonable cause to believe his/her conduct was lawful or had no reasonable cause to believe his/her conduct was unlawful;
(2)a transaction from which the Indemnified Party derived an improper personal benefit;

(3)breach of the Indemnified Party’s fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);
(4)willful misconduct or a conscious disregard for the best interests of the participants and beneficiaries of the Plan (when indemnification is sought in a proceeding by or in the right of the Corporation to procure a judgment in favor of the Corporation or when indemnification is sought in a proceeding by or in the right of a stockholder, an employee of the Corporation or one of the Corporation’s subsidiaries, or a participant or beneficiary of the Plan); or
(5)conduct pursuant to then applicable law that prohibits such indemnification.
(iii)For purposes of this Agreement, the termination of any action or proceeding by judgment, order, settlement (whether with or without court approval) or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnified Party did not meet any particular standard of conduct or have a particular belief or that a court has determined that indemnification is not permitted by applicable law.
2.Term. This Agreement shall be effective upon its execution by all parties and shall continue in full force and effect until the date seven years after the termination of the Indemnified Party’s service as a Trustee of the Plan, provided that such term shall be extended by any period of time during which the Corporation is in breach of a material obligation to the Indemnified Party, plus ninety days. Such term shall also be extended with respect to each Third Party Claim then pending and as to which notice under Section 1(b) has theretofore been given by the Indemnified Party to the Corporation, and this Agreement shall continue to be applicable to each such Third Party Claim.
3.Representations and Agreements of the Corporation.
(a)Authority. The Corporation represents, covenants and agrees that it has the corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of the Corporation. This Agreement is a valid and binding obligation of the Corporation and is enforceable against the Corporation in accordance with its terms.
(b)Noncontestability. The Corporation represents, covenants and agrees that it will not initiate, and that it will use its best efforts to cause any of its affiliates not to initiate, any action, suit or proceeding challenging the validity or enforceability of this Agreement.
(c)Good Faith Judgment. The Corporation represents, covenants and agrees that it will exercise good faith judgment in determining the entitlement of the Indemnified Party to indemnification under this Agreement.
4.Relationship of this Agreement to Other Indemnities.
(a)Nonexclusivity.
(i)This Agreement and all rights granted to the Indemnified Party under this Agreement are in addition to and are not deemed to be exclusive with or of any other rights that may be available to the Indemnified Party under any Articles of Incorporation, bylaw, statute, agreement, or otherwise. To the extent that a change in the laws of Florida (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Articles of Incorporation, bylaws or this Agreement, it is the intent of the parties hereto that the Indemnified Party shall enjoy by this Agreement the greater benefits so afforded by such change, subject to the restrictions expressly set forth herein or therein.
(ii)The rights, duties and obligations of the Corporation and the Indemnified Party under this Agreement do not limit, diminish or supersede the rights, duties and obligations of the Corporation and the Indemnified Party with respect to the indemnification afforded to the Indemnified Party under any liability insurance, the Florida Business Corporation Act, or under the bylaws or the Articles of Incorporation of the Corporation. In addition, the Indemnified Party’s rights under this Agreement will not be limited or diminished in any respect by any amendment to the bylaws or the Articles of Incorporation of the Corporation.
(b)Availability, Contribution, Etc.
(i)The availability or nonavailability of indemnification by way of insurance policy, Articles of Incorporation, bylaw, vote of stockholders, or otherwise from the Corporation to the Indemnified Party shall not affect the right of the Indemnified Party to indemnification under this Agreement, provided that all rights under this Agreement shall be subject to applicable statutory provisions in effect from time to time.
(ii)Any funds received by the Indemnified Party by way of indemnification or payment from any source other than from the Corporation under this Agreement shall reduce any amount otherwise payable to the Indemnified Party under this Agreement.

(iii)If the Indemnified Party is entitled under any provision of this Agreement to indemnification by the Corporation for some claims, issues or matters, but not as to other claims, issues or matters, or for some or a portion of the expenses, judgments, fines or penalties actually and reasonably incurred by him/her or amounts actually and reasonably paid in settlement by him/her in the investigation, defense, appeal or settlement of any matter for which indemnification is sought under this Agreement, but not for the total amount thereof, the Corporation shall indemnify the Indemnified Party for the portion of such claims, issues or matters or expenses, judgments, fines, penalties or amounts paid in settlement to which the Indemnified Party is entitled.
(iv)If for any reason a court of competent jurisdiction from which no appeal can be taken rules that the indemnity provided under this Agreement is unavailable, or if for any reason the indemnity under this Agreement is insufficient to hold the Indemnified Party harmless as provided in this Agreement, then, in any such event, the Corporation shall contribute to the amounts paid or payable by the Indemnified Party in such proportion as equitably reflects the relative benefits received by, and fault of, the Indemnified Party and the Corporation and its affiliates.
(v)In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.
5.Miscellaneous.
(a)Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic telephone line facsimile transmission or other similar electronic or digital transmission method; the day after it is sent, if sent by recognized overnight delivery service with all fees payable by the sender; and five days after it is sent, if mailed, first class mail, postage prepaid. In each case notice shall be sent to:

If to the Indemnified Party:	3300 Publix Corporate Parkway
Lakeland, Florida 33811

If to the Corporation:	General Counsel
3300 Publix Corporate Parkway
Lakeland, Florida 33811
or to such other address as either party may have specified in writing to the other using the procedures specified above in this Section 5(a).
(b)Governing Law. The Plan and Trust are intended to constitute a qualified plan and trust under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and be entitled to tax exemption under Section 501(a) thereof. It is also intended that the Plan and Trust be in full compliance with applicable requirements of ERISA. This Agreement shall be construed and administered consistent with that intent. This Agreement shall also be construed pursuant to and governed by the substantive laws of the State of Florida to the extent that such laws are not preempted by the laws of the United States of America.
(c)Severability. Any provision of this Agreement that is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.
(d)Specific Enforcement, Presumption.
(i)The parties agree and acknowledge that in the event of a breach by the Corporation of its obligation promptly to indemnify the Indemnified Party as provided in this Agreement, or a breach of any other material provision of this Agreement, damages at law will be an insufficient remedy to the Indemnified Party. Accordingly, the parties agree that, in addition to any other remedies or rights that may be available to the Indemnified Party, the Indemnified Party shall also be entitled, upon application to a court of competent jurisdiction, to obtain temporary or permanent injunctions to compel specific performance of the obligations of the Corporation under this Agreement.

(ii)There shall exist in any action to enforce the rights of the Indemnified Party under this Agreement a rebuttable presumption that the Indemnified Party has met the applicable standard(s) of conduct and is therefore entitled to indemnification pursuant to this Agreement, and the burden of proving that the relevant standards have not been met by the Indemnified Party shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or independent legal counsel) prior to the commencement of such action to have made a determination that indemnification is proper in the circumstances because the Indemnified Party has met the applicable standard of conduct, nor an actual determination by the Corporation (including its Board of Directors or independent legal counsel) that the Indemnified Party has not met such applicable standard of conduct, shall (X) constitute a defense to the action, (Y) create a presumption that the Indemnified Party has not met the applicable standard of conduct, or (Z) otherwise alter the presumption in favor of the Indemnified Party referred to in the preceding sentence.
(e)Cost of Enforcement, Interest.
(i)If the Indemnified Party engages the services of an attorney or any other third party or in any way initiates legal action to enforce his/her rights under this Agreement, including but not limited to the collection of monies due from the Corporation to the Indemnified Party, the prevailing party shall be entitled to recover all reasonable costs and expenses (including reasonable attorneys’ fees before and at trial, in appellate proceedings and otherwise). Should the Indemnified Party prevail, such costs and expenses shall be in addition to monies otherwise due him/her under this Agreement.
(ii)If any monies shall be due the Indemnified Party from the Corporation under this Agreement and shall not be paid within 30 days from the date of written request for payment, interest shall accrue on such unpaid amount at the rate of 2% per annum in excess of the prime rate announced from time to time by Citibank, New York, New York or such lower rate as may be required to comply with applicable law from the date when due until it is paid in full.
(f)Application to Third Parties, Etc. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer upon, or to grant to, any person, except the Corporation, the Indemnified Party and their respective heirs, assignees and successors, any claim, right or remedy under or because of this Agreement or in any provision of it. This Agreement shall be binding upon and inure to the benefit of the successors in interest and assigns, heirs and personal representatives, as the case may be, of the parties, including any successor corporation resulting from a merger, consolidation, recapitalization, reorganization, sale of all or substantially all of the assets of the Corporation, or any other transaction resulting in the successor corporation assuming the liabilities of the Corporation under this Agreement (by operation of law or otherwise).
(g)Construction. As used in this Agreement, (1) the word “including” is always, without limitation; (2) the words in the singular number include words of the plural number and vice versa; and (3) the word “person” includes a trust, corporation, association, partnership, joint venture, business trust, unincorporated organization, limited liability company, government, public body or authority, any governmental agency or department, and any other entity, as well as a natural person.
(h)Further Assurances. The parties to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further documents, agreements or instruments and shall cooperate with one another in all respects for the purpose of carrying out the transactions contemplated by this Agreement.
(i)Venue: Process. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Circuit Court of the State of Florida in and for either Hillsborough or Polk County, or in the United States District Court for the Middle District of Florida, Tampa Division. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non conveniens. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.
(j)No Assignment. This Agreement may not be assigned by either party.
(k)Waiver and Delay. No waiver or delay in enforcing the terms of this Agreement shall be construed as a waiver of any subsequent breach. No action taken by the Indemnified Party shall constitute a waiver of his/her rights under this Agreement.
(l)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.
(m)Headings. The headings of the various sections in this Agreement are inserted for the convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.
(n)Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by both parties and making specific reference to this Agreement.

(o)Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Corporation, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether the Indemnified Party continues to serve as a Trustee of the Plan or in any other capacity at the Corporation’s request.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PUBLIX SUPER MARKETS, INC.

By:
Name:
Title:

INDEMNIFIED PARTY:

(Signature)

(Print Name)